Exhibit 10.1

SECURED PROMISSORY NOTE

$425,000.00	Richardson, Texas	April 8th, 2005

FOR VALUE RECEIVED, the undersigned, Immediatek, Inc., a Nevada corporation (“Borrower”), promises to pay to the order of Osias Blum (“Lender”), the sum of four Hundred Twenty-Five Thousand and No/100 Dollars ($425,000.00), with interest from the date of advancement on the unpaid balance hereof from time to time remaining unpaid at a rate of 10% per annum, in lawful money of the United States of America, both principal and interest being payable at the address designated in numbered paragraph 14 below or at such other place as Lender may, from time to time, designate in writing. All interest under this Note shall be computed on the basis of the actual number of days elapsed over an assumed year consisting of three hundred sixty-five (365) days.

The principal of this Note shall mature and be due and payable on April 1st, 2006. All accrued and unpaid interest shall be payable upon the maturity of the principal of this Note.

All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the highest (non-usurious) rate for which Borrower may legally contract under applicable law. All payments on past due principal and accrued interest hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. As used herein, the term “Holder” shall initially mean Lender, and shall subsequently mean each person or entity to which this Note is duly assigned.

This Note evidences indebtedness incurred by Borrower for interim financing provided to Borrower.

          Security. The repayment of the indebtedness evidenced hereby shall be secured by that certain Collateral Assignment and General Security Agreement, of even date herewith, executed by Lender (the “General Security Agreement”).

          Optional Prepayment; Mandatory Prepayment. This Note may be prepaid by Borrower in whole or in part without the consent of the Lender and without prepayment penalty of any kind. In the event that Borrower closes a Qualified Financing (as defined herein) within nine months from the date of this Note, Borrower shall prepay twenty percent (20%) of the outstanding principal of this Note, upon the closing of such Qualified Financing. For purposes of this Note, a “Qualified Financing” shall mean the privately placed sale by the Borrower of Borrower’s securities to investors occurring after the date hereof with aggregate gross proceeds to the Borrower in excess of One Million Dollars ($1,000,000.00).

          Default; Remedies. For the purposes of this Agreement, an Event of Default (herein so called) shall have occurred if (i) Borrower shall fail to pay when due any principal of or interest on this Note, and such failure shall continue for a period of 30 days after Lender shall have given Borrower written notice of such failure, (ii) Borrower shall have failed to perform any covenant or other obligation contained (a) herein, or (b) in that certain Registration Rights Agreement dated as of November 29, 2004, by and among Borrower, Gary Blum, Jeffrey Doman, and Lender, or (c) in that certain Collateral Assignment and General Security Agreement dated as of the date hereof, by and between Borrower, DiscLive, Inc., a Delaware corporation, and Lender (as secured party), and such failure shall continue for a period of 30 days after Lender shall have given Borrower written notice of such failure, (iii) Borrower shall commence a voluntary case or other proceeding seeking liquidation or reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, and such case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days; or (iv) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar now or hereafter in effect or seeking the appointment of a trustee, liquidator, receiver, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

     If Borrower fails or refuses to pay any part of the principal of or interest upon this Note as the same becomes due, or upon the occurrence of an Event of Default hereunder, then in any such event the Holder hereof may, at its option (i) declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable without notice, (ii) reduce any claim to judgment, (iii) foreclose any liens or security interest securing all or any part hereof, and/or (iv) demand, pursue and enforce any of Lender’s rights and remedies, pursuant to any applicable law or agreement. Each right and remedy available to Lender shall be cumulative of and in addition to each other such right and remedy. No delay on the part of Lender in the exercise of any right or remedy available to Lender shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy.

          Representations and Warranties of Borrower. Borrower represents and warrants that Borrower has authority and has obtained all approvals and consents necessary to enter into this Note and Borrower’s execution, delivery, and performance of this Note will not violate or conflict with the terms of Borrower’s Certificate of Incorporation.

1.	Representations and Warranties of Lender.

     5.1 Suitability. The Lender is an “accredited investor” as such term is defined in Regulation D issued by the Securities and Exchange Commission, and such Lender’s financial condition is such that it is able to bear the economic risk of its investment in the Note. Lender has such knowledge and experience in financial and business matters as is necessary to make an investment in the Note.

     5.2 Purchase for Own Account. This Note is being acquired by Lender for investment purposes only and not with a view to the distribution of all or any part thereof. Lender has no present intention of selling, transferring, disposing or granting any participation in the Note and is not a party to any contract, agreement or understanding that would result in any such sale, transfer or disposition of all or any portion of this Note.

          No Waiver; Cumulative Rights. No delay on the part of the Holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

          Waiver. Borrower waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, before or after maturity, without prejudice to the Holder hereof.

          Collection Costs. In the event that, upon an Event of Default, any amount under this Note is collected in whole or in part through suit, arbitration or mediation, then and in any such case there shall be added to the unpaid principal balance hereof all costs of collection, (including, but not limited to, reasonable attorneys’ fees and expenses) whether or not suit is filed.

          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the parties irrevocably agree that exclusive venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas, and the parties waive any claim that such forum is inappropriate or inconvenient.

          Headings. The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

          Usury. All agreements between Borrower and the Holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise in an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the Holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the Holder hereof shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Borrower and the Holder hereof.

          Successors and Assigns. All of the stipulations, promises and agreements in this Note made by or on behalf of Borrower shall bind the successors and assigns of Borrower, whether so expressed or not, and inure to the benefit of the successors and assigns of Borrower and Lender. Any assignee of Borrower or Lender shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. The Lender from time to time also may sell to one or more financial institutions, institutional investors or other persons a participation interest in all or any undivided portion of the rights, powers, privileges, remedies and interests of the Lender under this Note.

          Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

          Notices. All notices and other communications hereunder shall be in writing or by telecopy, and shall be deemed to have been duly made when delivered in person or sent by telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States registered or certified mail return receipt requested, postage prepaid, to a party at the address set forth below (which may be changed in accordance with these notice procedures):

If to Lender:

Name: Osias Blum
Address: 3104 Oak Lane
Dallas, Texas 75226

If to Borrower:

Immediatek, Inc.
2435 N. Central Expressway, Suite 1610
Richardson, Texas 75080
Attention: Zach Bair, Chief Executive Officer

     THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER CONCERNING THE MATTERS HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the undersigned have executed this Note on and as of the date first set forth above.

BORROWER: IMMEDIATEK, INC.
By:
	Name:	Zach Bair
	Title:	Chief Executive Officer

LENDER: Osias Blum

Osias Blum, individually